ADMINISTRATION AGREEMENT

     THIS ADMINISTRATION AGREEMENT (this "Agreement") is made this First day of March, 2003, between The Lou Holland Trust, a Delaware Business Trust (the "Trust"), and Fiduciary Management, Inc., a Wisconsin corporation (the "Administrator").

                              W I T N E S S E T H:

     WHEREAS, the Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act") as an open-end management investment company consisting of one series, the Growth Fund (the "Fund"); and

     WHEREAS, the Trust desires to retain the Administrator to perform the management-related services set forth in this Agreement for the Fund, and the Administrator desires to perform such services for the Fund.

     NOW, THEREFORE, the Trust and the Administrator do mutually promise and agree as follows:

     1. Employment. The Trust hereby employs the Administrator to be the Fund's administrator for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

     2. Authority and Duties of the Administrator. The Administrator shall perform the following management-related services for the Fund:

     (a) Prepare and maintain the books, accounts and other documents specified in Rule 31a-1 under the Act, in accordance with the requirements of Rule 31a-1 and Rule 31a-2 under the Act;

     (b) Calculate the Fund's net asset value in accordance with the provisions of the Trust's Articles of Incorporation, the Trust's Bylaws and the Trust's Registration Statement;

     (c) Respond to stockholder inquiries forwarded to it by the Trust;

     (d) Prepare the financial statements contained in reports to stockholders of the Fund;

     (e) Prepare reports to and filings with the Securities and Exchange Commission (other than the Trust's Registration Statement on Form N-1A);

     (f) Prepare reports to and filings with state Blue Sky authorities;

     (g) Furnish statistical and research data, clerical, accounting and bookkeeping services and stationery and office supplies; and

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     (h) Keep and maintain the Fund's financial accounts and records, and generally assist in all aspects of the Fund's operations to the extent agreed to by the Administrator and the Trust.

     The Administrator shall not act, and shall not be required to act, as an investment adviser to the Fund and shall not have any authority to supervise the investment or reinvestment of the cash, securities or other property comprising the Fund's assets or to determine what securities or other property may be purchased or sold by the Fund. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     3. Expenses. The Administrator, at its own expense and without reimbursement from the Trust, shall furnish office space, and all necessary office facilities, equipment and executive personnel for performing the services required to be performed by it under this Agreement. The Administrator shall not be required to pay any expenses of the Fund. The expenses of the Fund's operations borne by the Fund include by way of illustration and not limitation, trustees fees paid to those trustees who are not "interested persons" of the Trust (as defined in the Act), the professional costs of preparing and the costs of printing registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, payments made pursuant to the Fund's Service and Distribution Plan (pursuant to Rule 12b-1 under the Act), the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates (if any), director and officer liability insurance, the printing and distribution costs of reports to stockholders, reports to government authorities and proxy statements, interest charges, taxes, legal expenses, association membership dues, auditing services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund's assets, printing and mailing expenses and charges and expenses of dividend disbursing agents, registrars and stock transfer agents.

     4. Compensation of the Administrator. For the services to be rendered by the Administrator hereunder, the Trust through the Fund shall pay to the Administrator an administration fee, paid monthly, based on the daily net assets, as determined by valuations made as of the close of business on the last preceding business day on which the Fund was open for business. The administration fee shall be 1/12 of 0.2% (0.2% per annum) of the Fund's daily net assets up to and including Thirty Million Dollars ($30,000,000), 1/12 of 0.10% (0.10% per annum) of the daily net assets of the Fund on the next Thirty Million Dollars ($30,000,000) and 1/12 of 0.05% (0.05% per annum) of the daily net assets of the Fund in excess of Sixty Million Dollars ($60,000,000). In no event shall the aggregate administration fee paid to the Administrator pursuant to this Section 4 for any full fiscal year be less than Twenty Thousand Dollars ($20,000). For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the daily net assets of the business days during which it is so in effect.



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     In addition to the above fees, the Fund shall pay to the Administrator annually a fee of $100 for each state in which shares of the Fund are qualified for sale, a fee of $80 for each state in which the Fund is registered as an issuer-dealer and a fee of $50 for each agent registration maintained on behalf of the Fund, none of which fees shall be reduced if registrations are maintained for less than an entire fiscal year.

     5. Exclusivity. The services of the Administrator to the Fund hereunder are not to be deemed exclusive and the Administrator shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. During the period that this Agreement is in effect, the Administrator shall be the Fund's sole administrator.

     6. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

     7. Amendments and Termination. This Agreement may be amended by the mutual consent of the parties. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Trust upon the giving of written notice ninety (90) calendar days in advance to the Administrator. This Agreement may be terminated by the Administrator at any time upon the giving of written notice ninety (90) calendar days in advance to the Trust. Upon termination of this Agreement the Administrator shall deliver to the Trust all books, accounts and other documents then maintained by it pursuant to
Section 2 hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Administration Agreement to be executed on the day first above written.

FIDUCIARY MANAGEMENT, INC.                   THE LOU HOLLAND TRUST
(the "Administrator")                        (the "Trust")



By:                                               By:
     ----------------------------------------          -------------------------
     Name:                                             Name: Louis A. Holland
           --------------------------                  President
     President





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



                                                                 March 1, 2003


Fiduciary Management, Inc.
225 East Mason Street
Milwaukee, WI  53202

Gentlemen:

     Pursuant to Section 2(i) of the Administration Agreement dated __________, 2003, you are hereby authorized to perform the following ministerial services in connection with the Growth Fund's (the "Fund") investment in commercial paper master notes and repurchase agreements purchased through U.S. Bank Institutional Trust & Custody. Prior to 11:30 a.m. on each day the New York Stock Exchange is open for trading you will review the activity account statement for the Fund for the previous business day provided to you by U.S. Bank Institutional Trust & Custody and a list of the securities transactions to be settled by the Fund on such date. Such list of securities transactions will be compiled by you from information supplied to you by the Fund's investment adviser.

     After reviewing such list and statement you will subtract [the sum obtained by adding (the purchase price and related commissions and expenses to be paid by the Fund in connection with all purchases of securities by the Fund to be settled on such date) to (the amounts to be paid to honor redemption requests, if any, received by U.S. Bancorp Fund Services, LLC on the previous business day)] from [the sum obtained by adding (the proceeds to be received from all sales of securities of the Fund to be settled on such date) to (the amounts received pursuant to all purchase orders, if any, received by U.S. Bancorp Fund Services, LLC on the previous business day)].

     The Fund's investment adviser has determined that if the result of such subtraction is a positive number, the remainder shall be invested to the extent allowed by the Fund's prospectus in the commercial paper master notes or repurchase agreements then offered by U.S. Bank Institutional Trust & Custody bearing the highest rates of interest. In the event that one or more commercial paper master notes bear the same rate of interest, the order of preference in investing shall be based on the assets of the issuers, with the issuer having the most assets being given the highest preference. Investments in the commercial paper master notes of any issuer may not exceed 5% of the Fund's total assets on the date of purchase.

     The Fund's investment adviser has determined that if the result of such subtractions is a negative number, the deficiency shall be obtained by selling the commercial paper master notes or repurchase agreement then held by the Fund bearing the lowest rates of interest. In the event that one or more commercial paper master notes bear the same rate of interest, the order of preference in selling shall be the inverse of the order set forth in the preceding paragraph.

     You are instructed to notify U.S. Bank Institutional Trust & Custody each day prior to 11:30 a.m. of the commercial paper master notes or repurchase agreement to be purchased and sold by the Fund as determined above.

     If the amount to be invested exceeds the amount which can be invested as provided above, you will so inform the Fund's investment adviser who will tell you how the excess should be invested.

     These instructions will remain in effect unless and until you are notified by the Fund's investment adviser to the contrary.

                                     Very truly yours,
                                     THE LOU HOLLAND TRUST

                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------

Accepted and agreed to


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FIDUCIARY MANAGEMENT, INC.


By
  ------------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------



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